Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Apollo Endosurgery, Inc.:

We consent to the use of our report incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our audit report dated March 26, 2020 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, cash flow deficits and debt covenant violations and has an accumulated deficit, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP
Austin, Texas
August 13, 2020